Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-4 of Virginia National Bankshares Corporation of our reports dated March 12, 2020, relating to our audits of the consolidated financial statements and internal control over financial reporting of Virginia National Bankshares Corporation, appearing in the Annual Report on Form 10-K of Virginia National Bankshares Corporation for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia
February 2, 2021